Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS AUGUST SALES

-- Comparable Store Sales Grow 4.5% --

HOUSTON, TX, September 5, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended August 31, 2002 increased 4.5% as compared to the prior year four-week period ended September 1, 2001. Total sales increased 5.5% to $74.5 million from $70.6 million in the prior year period.

The Company further reported that its August comparable store sales increase was driven by positive sales performances in its men's, young men's, shoes, children's, misses sportswear, junior sportswear, dresses, swimwear and home & gifts departments.

Commenting on August's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are pleased with our 4.5% comparable store sales increase for the month. It is particularly impressive considering that the increase was achieved versus a significant 28.1% calendar adjusted comparable store sales increase recorded last August".

                                                              SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
2nd Quarter	6.5	16.6	23.9	207.5	195.5
August	4.5	28.1	8.8	74.5	70.6
Year-To-Date	6.4	18.4	19.0	488.7	461.6

--more--

Stage Stores Reports
August Sales
Page - 2

(a)     The 2001 Calendar Adjusted Basis column compares the thirty week period starting on February 4, 2001 to the thirty week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the thirty week period starting on February 4, 2001 to the thirty week period starting on January 30, 2000.

With respect to store-based activity, the Company announced that it currently plans to open seven additional stores on October 24th. Five of the stores will be opened in Texas, while one each will be opened in Louisiana and Arkansas.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 347 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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